Exhibit 99.2

ALTRIA GROUP, INC. (ALTRIA) ANNOUNCES EXPIRATION OF

TENDER OFFERS AND CONSENT SOLICITATIONS

NEW YORK, NY FEBRUARY 29, 2008 – Altria Group, Inc. (NYSE: MO) today announced the expiration and results of the previously announced cash tender offers and consent solicitations by Altria and its subsidiary, Altria Finance (Cayman Islands) Ltd. (“Altria Finance”), for any and all of Altria’s outstanding notes and debentures denominated in U.S. dollars (“USD Notes”) and Altria Finance’s bearer bonds denominated in Euros (“EUR Bonds”), in each case listed in the tables below (collectively, “Notes”).

The tender offers and consent solicitations expired at 5:00 p.m., New York City time, on Friday, February 29, 2008, in the case of the tender offers and consent solicitations for the USD Notes, and 5:00 p.m., Frankfurt time, on Friday, February 29, 2008, in the case of the tender offer and consent solicitation for the EUR Bonds (in each case, an “Expiration Date”). The tender offers and consent solicitations are expected to result in first quarter 2008 charges of approximately $400 million. Of this amount, approximately $100 million are tender and consent-related premiums.

The following table presents the results of the tender offers and consent solicitations for the USD Notes as of the Expiration Date therefor:

USD Notes

Title of Securities	CUSIP Number	Outstanding Principal Amount	Aggregate Principal Amount of USD Notes Tendered	Aggregate Principal Amount of USD Consents Delivered Separately	Total Percentage of Outstanding USD Notes/Consents Tendered

7.650% Notes due 2008	718154CC9	$350,000,000	$256,872,000	$7,859,000	75.64%

5.625% Notes due 2008	02209SAB9	$500,000,000	$350,620,000	$9,108,000	71.95%

7.000% Notes due 2013	02209SAA1	$1,000,000,000	$940,749,000	$3,004,000	94.38%

7.750% Debentures due 2027	718154CF2	$750,000,000	$707,807,000	$5,051,000	95.05%

Pursuant to the terms and conditions set forth in Altria’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, and the related Letter of Transmittal and Consent for the USD Notes, as amended by Altria’s press releases, dated February 8, 2008 and February 13, 2008, Altria has accepted for payment (1) all USD Notes validly tendered and not validly withdrawn pursuant to the tender offers and (2) all consents validly delivered without the tender of the related USD Notes and not validly revoked pursuant to the consent solicitations prior to the Expiration Date therefor.

As previously announced, Altria received the requisite consents to enter into supplemental indentures to amend the indentures governing the USD Notes, and Altria and the trustee have executed and delivered such supplemental indentures. The amendments set forth in the supplemental indentures became operative upon Altria’s acceptance of the USD Notes and consents listed above for payment.

The following table presents the results of the tender offers and consent solicitations for the EUR Bonds as of the Expiration Date therefor:

EUR Bonds

Title of Securities	ISIN/WKN	Outstanding Principal Amount	Aggregate Principal Amount of EUR Bonds Tendered	Aggregate Principal Amount of EUR Consents Delivered Separately	Total Percentage of Outstanding EUR Bonds/Consents Tendered

5.625% Bearer Bonds 1998/2008	DE0002484557/248455	€1,022,583,762.39	€372,907,764.56	€69,968,395.09	43.31%

Pursuant to the terms and conditions set forth in Altria Finance’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, for the EUR Bonds, as amended by Altria’s press releases, dated February 13, 2008 and February 27, 2008, Altria Finance has accepted for payment (1) all EUR Bonds validly tendered and not validly withdrawn pursuant to the tender offer and (2) all consents validly delivered consents without the tender of the related EUR Bonds and not validly revoked pursuant to the consent solicitation prior to the Expiration Date therefor.

Altria and Altria Finance expect that payment for Notes validly tendered pursuant to the tender offers and consents validly delivered pursuant to the consent solicitations will be made on March 5, 2008.

Altria’s tender offers and consent solicitations were made pursuant to the terms and conditions set forth in Altria’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, and the related Letter of Transmittal and Consent for the USD Notes, as amended by Altria’s press releases, dated February 8, 2008 and February 13, 2008. Altria Finance’s tender offer and consent solicitation was made pursuant to the terms and conditions set forth in Altria Finance’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, for the EUR Bonds, as amended by Altria’s press releases, dated February 13, 2008 and February 27, 2008.

Please refer to the tender offer and consent solicitation documents for the complete terms of the tender offers and consent solicitations.

Information Relating to Tender Offers and Consent Solicitations

Goldman, Sachs & Co. and Citi acted as the Dealer Managers for the USD Notes tender offers and Solicitation Agents for the USD Notes consent solicitations. Investors with questions regarding the tender offers and consent solicitations for the USD Notes may contact Goldman, Sachs & Co. at (212) 357-4692 or (800) 828-3182 (toll-free) and Citi at (212) 723-6106 or (800) 558-3745 (toll-free). Global Bondholder Services Corporation is the Information Agent and Depositary for the tender offers and consent solicitations for the USD Notes and can be contacted at the following numbers: banks and brokers (212) 430-3774 (collect), all others (866) 470-3700 (toll-free).

Goldman Sachs International and Deutsche Bank AG, London Branch acted as the Dealer Managers for the EUR Bonds tender offer and Solicitation Agents for the EUR Bonds consent solicitation. Investors with questions regarding the tender offer and consent solicitation for the EUR Bonds may contact Goldman Sachs International at +44 (0) 20 7774 4686 and Deutsche Bank AG, London Branch at +44 (0) 20 7545 8011. Deutsche Bank AG, London Branch is the Tender Agent for the tender offer and consent solicitation for the EUR Bonds and can be contacted at +44 (0) 20 7547 5000.

This press release is neither an offer to sell nor a solicitation of offers to buy any of these securities. The tender offers and consent solicitations have been made only pursuant to the offer documents, including the applicable Offer to Purchase and Consent Solicitation Statement distributed by Altria or Altria Finance, as the case may be. Please refer to the offer documents for a description of offer terms, conditions, disclaimers, and risk factors.

Altria Group, Inc. Profile

As of December 31, 2007, Altria owned 100% of Philip Morris International Inc., Philip Morris USA Inc., John Middleton, Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament, Virginia Slims and Black & Mild. Altria recorded 2007 net revenues from continuing operations of $73.8 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Please refer to Altria Group, Inc.’s Form 10-K for the period ended December 31, 2007 for a discussion of the risks and uncertainties to which Altria is subject.

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